Exhibit 23.1

KPMG LLP

Suite 800

1225 17th Street

Denver, CO 80202-5598

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 31, 2025, with respect to the consolidated financial statements of Cottonwood Communities, Inc., incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Denver, Colorado

June 27, 2025

KPMG LLP, a Delaware iimited liabiit partnership and a member firm of the KPMG global organization of independent member fims afffated with

KPMG International Limted, a private English company limed by guarantee.